Exhibit 99.1

Iridex Appoints Patrick Mercer as Chief Executive Officer

MOUNTAIN VIEW, Calif., October 3, 2024 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today announced the appointment of Patrick Mercer as the Company’s Chief Executive Officer and President effective October 1, 2024. Previously Mr. Mercer served as the Company’s Chief Operating Officer and President. David Bruce, the Company’s prior Chief Executive Officer, is transitioning from the Company. Coincident to Mr. Mercer’s appointment, Scott Shuda was appointed Executive Chairman of the Company’s board of directors. Mr. Shuda had previously served as Chairman.

“Iridex’s board of directors believes a change in leadership at this time has potential to accelerate progress toward a transaction under the strategic review process that the Company announced and initiated last year. The Company has and continues to be engaged in discussions with multiple entities relating to potential transactions,” commented Scott Shuda, Executive Chairman of the Iridex board of directors.

Mr. Mercer added, “I am honored to assume the role of CEO at Iridex and lead our talented team as we continue to advance our mission of providing cutting-edge solutions for ophthalmic care. Iridex presents compelling value as a global leader in ophthalmic laser treatment systems, featuring industry-leading technology such as the Next Gen Pascal® with MicroPulse® for retina and MicroPulse Transscleral Laser Therapy for glaucoma. The Company’s management is aligned with the board of directors, and both are committed to completing the strategic review process and unlocking the value of these assets.”

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2024 Iridex Corporation. All rights reserved.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning pursuit of value-maximizing transactions and demand for and utilization of the Company's products. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact
Philip Taylor
Gilmartin Group
investors@iridex.com